Exhibit 99.01

December 13, 2007

Mr. Lewis A. Sanders
AllianceBernstein Corporation
1345 Avenue of the Americas
New York, NY 10105

Dear Lew:

This amendment to your October 26, 2006 agreement (the “Agreement”) with AllianceBernstein Corporation (the “Company”) and AllianceBernstein L.P., which has been duly reviewed and approved by the Compensation Committee of the Board of Directors of the Company, confirms certain changes with respect to your deferred compensation awards.

Specifically, for calendar year 2007, approximately 77% of your award (or such greater or lesser percentage based on the financial performance of the firm for the year ending December 31, 2007) shall be notionally invested in units of AllianceBernstein Holding L.P. (“Units”). As a result, your entire deferred compensation award balance shall be notionally invested approximately 50% in Units and 50% in Approved Funds as of January 31, 2008. For awards in each subsequent calendar year during the term of your employment, 50% shall be notionally invested in Units and 50% shall be notionallyinvested in Approved Funds.

Except as specifically set forth herein, all of the other terms and conditions of the Agreement shall remain in full force and effect. Please confirm your understanding and acceptance ofthe foregoing by signing this letter in the space provided below.

Sincerely,

ALLIANCEBERNSTEIN L.P.

By:	ALLIANCEBERNSTEIN CORPORATION, its General Partner

By:	/s/ Gerald M. Lieberman
Gerald M. Lieberman
President and Chief Operating Officer

AGREED TO AND ACCEPTED BY

/s/ Lewis A. Sanders
Lewis A. Sanders

December 17, 2007
Date